UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 9, 2015
(Date of earliest event reported)

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-33275	11-3024080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, 34th Floor, New York, New York 10036
(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (212) 697-9660

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On April 13, 2015, Marcus C. Rowland, a director of the Company, agreed that the consulting services agreement that he entered into with Warren Resources, Inc. (the “Company”) on July 9, 2014 (the “Consulting Services Contract”) will be cancelled effective May 1, 2015 and that no further fees will accrue to him under the Consulting Services Contract after such date.

The full text of the Consulting Services Contract was previously filed as Exhibit 10.1 to a Current Report on Form 8-K dated July 9, 2014 and was approved by the Audit Committee of the Board of Directors.

By including information regarding any of the matters described in this Item 1.02, the Company does not hereby admit to or pass upon the materiality of such matters.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 Retirement of Director

On April 9, 2015, Thomas G. Noonan notified Warren Resources, Inc. (the “Company”) of his decision to not stand for re-election to the Board of Directors (the “Board”) when his current term expires at the Company’s 2015 Annual Meeting of Stockholders. Mr. Noonan will continue to serve as a member of the Board until the 2015 Annual Meeting of Stockholders.

The Board does not currently plan or propose to fill the vacancy created by Mr. Noonan’s retirement, and the Board will be reduced to seven directors effective as of the 2015 Annual Meeting of Stockholders.

(e)                                  Amendment to Warren Resources, Inc. Severance Plan

On April 13, 2015, upon the recommendation of the Compensation Committee (the “Committee”) of the Board, the Board approved an amendment (the “Amendment”) to the Warren Resources, Inc. Severance Plan (the “Severance Plan”).  The Amendment removes certain executive officers from the Tier 3 classification of Eligible Employees (as defined in the Severance Plan).  Such officers will be included in a new executive severance plan discussed below.  In addition, the Amendment caps severance pay at the levels required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in order for the Severance Plan to qualify as a severance pay plan for purposes of ERISA.

Warren Resources, Inc. Executive Severance Plan

On April 13, 2015, upon the recommendation of the Committee, the Board adopted the Warren Resources, Inc. Executive Severance Plan (the “Executive Severance Plan”) for the benefit of executive officers of the Company holding the titles of Chief Financial Officer, Senior Vice President and Vice President and certain other employees of the Company who may be designated by the Committee from time to time as eligible to participate in the Executive Severance Plan (each a “Participant,” and collectively, the “Participants”). The Board adopted the Executive Severance Plan to maintain market competitiveness, to provide financial security to its executive management team and to provide the Participants with specified compensation and benefits in a uniform and consistent manner in the event of a termination of employment under circumstances specified therein (including in connection with a “Change in Control”, as defined in the Executive Severance Plan). This Executive Severance Plan will replace all existing cash severance arrangements applicable to these Participants under Company plans.

Pursuant to the Executive Severance Plan, in the event of a Participant’s Termination without Cause or in the event of a Change in Control, where such termination constitutes an involuntary termination, the Participant may be entitled to receive certain compensation and benefits from the Company as set forth in the Executive Severance Plan. Among other conditions, the Participant must sign and not revoke a general release of all claims against the Company as a condition to receiving any of the benefits prescribed by the Severance Plan.

In the event of termination of employment following a Change in Control, the Participants will receive two times the sum of their base salary, three-year average annual bonus and a prorated incentive bonus of the current year. Additionally, following termination of employment without Cause, Participants will receive the sum of their base salary and a prorated incentive bonus for the current year.

The description of the Executive Severance Plan is not complete and is qualified in its entirety by the actual terms of the Executive Severance Plan, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                        Warren Resources Inc. Executive Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 15, 2015

WARREN RESOURCES, INC.
(Registrant)

By:	/s/ Saema Somalya
Saema Somalya
Senior Vice President, General Counsel and Corporate Secretary

Exhibit No.	Description

10.1	Warren Resources, Inc. Executive Severance Plan